UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 16, 2011

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Suite 200	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2011, G.J. Hart, President and Chief Executive Officer and a member of the Board of Directors (the “Board”) of Texas Roadhouse, Inc. (the “Company”) resigned his positions with the Company and the Board effective August 17, 2011.  Mr. Hart has been employed by the Company as President since May 2000.  He became Chief Executive Officer in October 2004 and was appointed to the Board of Directors in March 2005.  There has been no written correspondence between Mr. Hart and the Company or the Board on any matter relating to the Company’s operations, policies or practices.

W. Kent Taylor has been appointed by the Board as Chief Executive Officer effective August 18, 2011.  Mr. Taylor, the Company’s founder and current Chairman, founded the Company in 1993 and was its President until May 2000 and its Chief Executive Officer until October 2004.  He will retain his current positions as Chairman of the Company and Chairman of the Board.  The Board has added additional duties to Mr. Taylor’s existing employment agreement.

Scott M. Colosi has been appointed by the Board as President of the Company effective August 18, 2011, serving as the Company’s principal executive officer.  Mr. Colosi has been employed by the Company as Chief Financial Officer since September 2002.  The Board has added additional duties to Mr. Colosi’s existing employment agreement and determined that he will report to W. Kent Taylor.

G. Price Cooper, IV has been appointed by the Board as Chief Financial Officer of the Company effective August 18, 2011, serving as the Company’s principal financial officer.  Mr. Cooper has been employed by the Company as Vice President of Finance since August 2006.  The Board has added additional duties to Mr. Cooper’s existing employment agreement and determined that he will report to the President.

Item 9.01.              Financial Statements and Exhibits

10.33       Amended and Restated Employment Agreement between the Company and G. Price Cooper, IV entered into as of January 8, 2010.

99.1         Press Release dated August 18, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: August 18, 2011	By:	/s/ Scott M. Colosi
Scott M. Colosi
President